Exhibit 99.1
                  Carver Bancorp Letterhead                        FOR IMMEDIATE
                                                                   RELEASE



                  CONTACT:  DAVID LILLY / RUTH PACHMAN
                            Kekst and Company
                            (212) 521-4800

                CARVER BANCORP, INC. ANNOUNCES REDEMPTION OF ITS
                SERIES A AND SERIES B CONVERTIBLE PREFERRED STOCK


NEW YORK, NEW YORK, SEPTEMBER 15, 2004 - Carver Bancorp, Inc. (AMEX: CNY) ("Carver") has called for redemption and will redeem on October 15, 2004 (the "Redemption Date") all 40,000 outstanding shares of its Series A Convertible Preferred Stock and all 60,000 outstanding shares of its Series B Convertible Preferred Stock (together, the "Preferred Shares"), par value $0.01 per share, at a redemption price of $26.97 per Preferred Share plus $0.65 in accrued and unpaid dividends to, but excluding, the Redemption Date for an aggregate redemption price of $27.62 per Preferred Share (the "Redemption Price"). Carver today mailed a Notice of Redemption and the related Letter of Transmittal to each of the registered holders of its Preferred Shares. Dividends on the Preferred Shares will cease to accrue on October 15, 2004.

Following the Redemption Date, the Preferred Shares will no longer be deemed to be outstanding and the holders of the Preferred Shares will have no rights other than the right to receive the Redemption Price, without interest, upon surrender of the certificates representing the Preferred Shares in accordance with the Notice of Redemption and the Letter of Transmittal. Payment of the Redemption Price will be made on or after October 15, 2004 only upon presentation and surrender of certificates representing the Preferred Shares to Carver, who will act as the redemption agent, during its usual business hours at the address specified in the Letter of Transmittal.

For additional information about the redemption, holders of the Preferred Shares should contact Carver's Corporate Secretary at (212) 360-8826.

Carver Bancorp, Inc., the largest publicly-traded African- and Caribbean-American run financial services institution in the United States with assets of $552.8 million, is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank operates seven full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit Carver's website at www.carverbank.com.

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